UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2015

ARGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31756	13-1947195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition Or Disposition of Assets.

On December 4, 2015, Argan, Inc. (“Argan”) acquired the membership interests in TRC Acquisition LLC, which owns 100% of The Roberts Company (“Roberts”). The acquisition was completed with the payment of $500,000 cash and the assumption of approximately $17 million in debt obligations, which Argan has since paid off.

This business combination was completed pursuant to the terms and conditions of a Membership Interest Purchase Agreement dated December 4, 2015, by and among Argan and the sellers, MSR Fund II, L.P., Ironwood Mezzanine Fund II LP and Starboard-Roberts Investment, LLC.

Roberts, founded in 1977 and headquartered near Greenville, North Carolina, is principally an industrial fabricator and constructor serving both light and heavy industrial organizations primarily in the southern United States. Its fabrication services offer unlimited steel plate fabrication specializing in custom complex ASME code pressure vessels and heat exchangers. In addition, Roberts provides a full service project solutions group for grass roots projects, as well as a plant services group to handle maintenance turnarounds, shutdowns and emergency mobilizations.  Roberts will operate as a wholly owned subsidiary of Argan.

A copy of Argan’s press release that announced the acquisition is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Argan, Inc., Press Release, issued December 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: December 7, 2015	By:	/s/ David H. Watson
David H. Watson
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Argan, Inc., Press Release, issued December 4, 2015.